HCP Appoints Katherine Sandstrom to its Board of Directors

IRVINE, Calif., Aug. 2, 2018 /PRNewswire/ -- HCP, Inc. (NYSE: HCP) today announced the appointment of Katherine M. Sandstrom as an independent director to its Board of Directors, effective immediately. Ms. Sandstrom will also serve as a member of the Compensation & Human Capital Committee and the Investment & Finance Committee.

“We are delighted to welcome Kathy Sandstrom,” said Brian Cartwright, HCP’s Chairman of the Board. “With her appointment, we have taken one more step in our ongoing program to strengthen the Board through the addition of highly talented and experienced professionals with fresh perspectives. We very much look forward to benefiting from her contributions.”

Ms. Sandstrom’s career spanned over two decades at Heitman LLC, a real estate investment management firm, where she held a series of senior leadership positions. Most recently, she served as head of Heitman’s real estate securities business, overseeing more than $5 billion of assets invested through domestic and global funds, as well as separately managed accounts. Additionally, she led the firm’s buy-side investment teams for REIT securities strategies and assets held by institutional and private wealth clients. Ms. Sandstrom continues to serve as an advisor to Heitman’s securities business leaders.

“We are very pleased to have such an experienced and highly-qualified investment professional join our Board,” said Tom Herzog, HCP’s President and Chief Executive Officer. “I am confident that Kathy will enhance our Board as we continue to successfully execute our strategic initiatives and position HCP as a top-tier healthcare REIT.”

The recent appointment of Ms. Sandstrom expands the Board to nine directors, four of whom have joined within the last two years.

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About Ms. Sandstrom
Ms. Sandstrom has served as an advisor to Heitman LLC, a real estate investment management firm, since July 2018. She previously served as Senior Managing Director and global head of Heitman’s Public Real Estate Securities business from 2013 to 2018. Since joining Heitman in 1996, Ms. Sandstrom held several senior leadership positions across multiple facets of the institutional real estate investment industry. Additionally, she served on the firm’s Global Management Committee, the Board of Managers and the Allocation Committee. Ms. Sandstrom is also a certified public accountant.

About HCP
HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio primarily diversified across life science, medical office and senior housing. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Contact
Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400